Exhibit 10.1

Ball Corporation

2005 Deferred Compensation

Company Stock Plan

As Amended and Restated Effective January 1, 2007

Article I Establishment and Purpose....................................................................................................	1
Article II Definitions..............................................................................................................................	1
Article III Eligibility and Participation...................................................................................................	9
Article IV Deferral Elections...................................................................................................................	9
Article V Modifications to Payment Schedules.....................................................................................	13
Article VI Company Awards...................................................................................................................	14
Article VII Valuation of Account Balances, Earnings..............................................................................	14
Article VIII Distributions and Withdrawals...............................................................................................	16
Article IX Administration........................................................................................................................	18
Article X Amendment and Termination.................................................................................................	19
Article XI Informal Funding....................................................................................................................	21
Article XII Claims.....................................................................................................................................	22
Article XIII General Conditions.................................................................................................................	24
Schedule A-Company Matching Contributions Schedule B-Eligible Employees Schedule C-Reallocation of Unit to Other Investments

Ball Corporation 2005 Deferred Compensation Company Stock Plan

Article I
Establishment and Purpose

Ball Corporation (the “Company”) maintains the Ball Corporation 2000 Deferred Compensation Company Stock Plan and predecessor plans (the “Grandfathered Plans”).

The Company hereby amends and restates the Ball Corporation 2005 Deferred Compensation Company Stock Plan, effective as of the Effective Date, except as otherwise noted below (the “Plan”). The purpose of the Plan continues to be to attract and retain key Employees and Directors by providing such Employees and Directors with the opportunity to defer the cash portion of their annual incentive awards (or, in the case of Directors, of their Annual Fixed Retainer and Annual Incentive Retainer) and other cash compensation specified by the Human Resources Committee (the “HR Committee”) of the Board of Directors under a nonqualified plan that also aligns the interests of such Employees and Directors with the Company stockholders.

The terms of the Plan were reflected in an interim document adopted by the Company in December, 2005, in response to proposed Treasury regulations published on October 4, 2005, that required the Company to adopt written amendments prior to December 31, 2005, with respect to items of transition relief described in Notice 2005-1 and that expired on December 31, 2005. The interim document was intended to satisfy the amendment requirements of the proposed regulations without the amendment constituting a “material modification” to the Grandfathered Plans, but subject to restatement in 2006 to reflect the requirements of Code Section 409A. The Plan was subsequently amended and restated effective as of January 1, 2005, to comply with the requirements of Code Section 409A, and is now being further amended and restated in order to permit Participants to elect to have their Accounts valued by reference to investments other than Units of Company Stock, and to make certain other changes.

The Plan is intended to be an unfunded arrangement providing deferred compensation to eligible employees who are part of a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

Article II
Definitions

2.1
Account. Account means a bookkeeping account maintained by the Plan Administrator to record the Company’s payment obligation to a Participant as determined under the terms of the Plan. The Plan Administrator may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms pursuant to the terms of a Participant’s Deferral Election. Without limiting the Plan Administrator’s authority to establish Accounts as it deems necessary, Accounts may include, for each Participant, Separation Accounts up to a maximum number established by the Plan Administrator. Reference to an Account means any such Account established by the Plan Administrator, as the context requires.

Ball Corporation 2005 Deferred Compensation Company Stock Plan

Accounts are intended to constitute unfunded obligations of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

Accounts under this Plan shall reflect only those amounts considered to be Deferrals as defined in this Plan. The provisions of this Plan shall apply only to such Accounts and shall not apply to any Grandfathered Plan accounts.

2.2	Account Balance. Account Balance means, with respect to any Account, the total amount of the Company’s payment obligation from such Account as of the most recent Valuation Date.

2.3	Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.4
Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant to receive benefits to which a Beneficiary is entitled in accordance with provisions of the Plan. The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if:

(a)	the Participant has not designated a natural person or trust as Beneficiary, or

(b)	all designated Beneficiaries have predeceased the Participant.

A former spouse shall have no interest under the Plan, as Beneficiary or otherwise, unless (i) the Participant designates such person as a Beneficiary after dissolution of the marriage or (ii) such interest is ordered under a domestic relations order described in Section 8.7.

2.5	Business Day. A Business Day is each day on which the New York Stock Exchange is open for business.

2.6
Change in Control. Change in Control occurs on the date on which there is (i) a change in the ownership of the Company, (ii) a change in the effective control of the Company or (iii) a change in the ownership of a substantial portion of the Company’s assets. For purposes of this Section, a change in ownership of the Company occurs on the date on which any one person or more than one person acting as a group acquires ownership of stock of the Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. A change in the effective control of the Company occurs on the date on which either (i) a person or more than one person acting as a group acquires ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company or (ii) a majority of members of the Company’s Board of Directors is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election. A change in the ownership of a substantial portion of assets occurs on the date on which any one person or more than one person acting as a

Ball Corporation 2005 Deferred Compensation Company Stock Plan

group acquires assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Reference to the Company under this Section 2.6 also shall mean Affiliates for whom a Participant is providing services at the time of a Change in Control affecting such Affiliate.

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.7	Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.8	Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.9	Code Section 409A. Code Section 409A means Section 409A of the Code, and the regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.10	Company. Company means Ball Corporation.

2.11
Company Award. Company Award means a credit by the Company to a Participant’s Account(s) in accordance with the provisions of Article VI of the Plan. Except as otherwise provided in Article VI, Company Awards are credited at the sole discretion of the Company and the fact that a Company Award is credited in one year shall not obligate the Company to continue to make such Company Award in subsequent years.

2.12	Company Stock. Company Stock means the common stock of Ball Corporation.

2.13
Compensation. Compensation means a Participant’s annual incentive awards, equity based compensation, or other cash compensation (if any) that is determined by the HR Committee of the Board of Directors, in its sole discretion, as eligible for deferral under the terms of this Plan. Compensation for Directors includes the Annual Fixed Retainer, Annual Incentive Retainer and other compensation for services performed as a Director. Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A, or accounts maintained under the Grandfathered Plans.

2.14	Death Benefit. Death Benefit means payment to a Participant’s Beneficiary(ies) due to the death of the Participant. Death Benefits will be paid in accordance with Section 8.2.

2.15
Deferral. Deferral means the credits to a Participant’s Accounts attributable to deferrals of compensation described in Prop. Treas. Reg. Section 1.409A-1(b)(1) and Earnings on such amounts as provided in Prop. Treas. Reg. Section 1.409A-1(b)(2), except where the context of the Plan clearly indicates otherwise.

Ball Corporation 2005 Deferred Compensation Company Stock Plan

2.16
Deferral Election. Deferral Election means an agreement between a Participant and the Company specifying any or all of the following: (i) the amount of each component of Compensation subject to the Deferral Election; and (ii) a Payment Schedule. The Plan Administrator may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component.

A Deferral Election must be submitted to the Company in accordance with the Plan and under procedures established by the Plan Administrator from time to time. A Deferral Election may be modified as described in Article V if such modification is submitted to the Company in accordance with the terms of this Plan and procedures adopted by the Plan Administrator.

The Plan Administrator may reduce a Participant’s Deferral Election as necessary to permit sufficient non-deferred Compensation from which the Company may satisfy a Participant’s obligations regarding welfare plans and from which to satisfy tax withholding obligations, and/or to conform the Deferral Election and the Plan to applicable law.

2.17	Director. Director means a non-employee member of the Board of Directors of the Company.

2.18	Disability. Disability means disability under the Company’s long-term disability programs for Eligible Employees.

2.19
Dividend. Dividend means an amount credited to an Account concurrent with the quarterly dividend payable with respect to Company Stock. The amount of such credit will equal the number of Units credited to such Account as of the record date for determining dividends payable to shareholders of the Company multiplied by the amount of quarterly dividend payable with respect to one share of Company Stock.

2.20	Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

2.21
Effective Date. Effective Date means January 1, 2005, with respect to Compensation “deferred” on or after such date. Deferrals of Compensation that were earned and vested as of December 31, 2004, and credited to a Participant’s account under the Ball Corporation 2000 Deferred Compensation Company Stock Plan and predecessor plans shall not be subject to this Plan, even if such deferrals were credited after December 31, 2004.

2.22
Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of the Company or an Affiliate within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the HR Committee of the Board of Directors (or the Plan Administrator, if such authority is

Ball Corporation 2005 Deferred Compensation Company Stock Plan

delegated by the HR Committee) from time to time in its sole discretion. An Eligible Employee shall also include any member of the Company’s Board of Directors, as the context requires.

2.23	Employee. Employee means an employee of the Company and any former employee who continues to provide services to the Company pursuant to Prop. Treas. Reg. Section 1.409A-1(h)(1)(ii).

2.24	ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.25
Participant. Participant means an Eligible Employee who has received notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee or a Director. A Participant’s continued participation in the Plan shall be governed by Section 3.2 and Section 3.3 of the Plan.

2.26	Payment Schedule. Payment Schedule means the date as of which payment under the Plan will commence and the form in which such payment will be made.

(a)
Separation Payments. A Participant may as part of a Deferral Election establish a Separation Account and specify the number of years following Separation from Service when payment will be made from the Account (e.g., “Third year following Separation from Service”). Subject to the payment rules set forth below, payment under such an election will be made on or after January 1 of the specified year. If no payment year is specified, payment will be made in the year following the year in which the Participant’s Separation from Service occurs.

The following rules apply to any Payment Schedule commencing in the year following the year in which a Participant’s Separation from Service occurs. If the Separation from Service occurs prior to July 1, payment will be made on or after January 1 of the following year. If the Separation from Service occurs on or after July 1, payment will be made on or after July 1 of the following year. Payments delayed to a date later than the dates specified in the preceding sentence pursuant to the provisions of Sections 8.4 and 8.8 will be treated as payments made as of such specified dates.

Payment will be made in a single lump sum unless the Participant specifies an alternative form of payment in the Deferral Election establishing a Separation Account. Alternative forms of payment include (i) a lump sum payment between 0% and 100% of the Account Balance and (ii) any remaining Account Balance payable in a series of substantially equal annual installments from two (2) to fifteen (15) years. For purposes of Article V, (i) each lump sum payment and (ii) each series of substantially equal installments will be treated as separate forms of payment and any series of substantially equal annual installments will be treated as a single form of payment. If a partial lump sum is paid, and unless the

Ball Corporation 2005 Deferred Compensation Company Stock Plan

Participant specifies an alternative commencement date for the installment payments or modifies the installments pursuant to Article V, the payment commencement date for the installments will be the first anniversary of the lump sum payment commencement date.

Notwithstanding the foregoing, if a Participant that is an Employee of the Company Separates from Service prior to attaining age 55, he or she will receive all Account Balances in a single lump sum, commencing in the year following the year in which the Separation from Service occurs. Such Employee that is a Participant may not file an election under Article V to modify the time or form of a payment described in this paragraph.

(b)
Death Payments. Payment will be made from all Accounts according to the Payment Schedule in effect for each such Account, except that the commencement date under such Payment Schedules shall be on or after January 1 of the year following the year in which the Participant’s death occurs.

2.27
Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of preestablished organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months in which the Participant performs services for the Company. Organizational or individual performance criteria are considered preestablished if established not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation may include payments based on performance criteria that are not approved by the Board of Directors, a committee of the Board or by the stockholders of the Company. Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. Performance criteria may be subjective but must relate to the performance of the Participant, a group of Employees that includes the Participant or a business unit (which may include the Company) for which the Participant provides services. For a Director, the performance criteria must relate to the performance of such Director, a Directors’ committee on which such Director serves or the Board of Directors as a whole. The determination that any subjective performance criteria have been met shall not be made by the Participant or by a family member of the Participant, or by a person under the supervision of the Participant or a Participant’s family members where any amount of the compensation of such person is controlled in whole or in part by the Participant or such family member. Compensation based on Company stock performance may constitute Performance-Based Compensation if it is based solely on an increase in the value of such stock after the date of grant or award. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Prop. Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

Ball Corporation 2005 Deferred Compensation Company Stock Plan

2.28	Plan. Plan means the Ball Corporation 2005 Deferred Compensation Company Stock Plan, as amended from time to time.

2.29	Plan Administrator. Plan Administrator means the Deferred Compensation Committee of the Company, acting pursuant to the powers and authority granted under Section 9.1 of the Plan.

2.30	Plan Year. Plan Year means January 1 through December 31.

2.31
Separation Account. Separation Account means an Account established under a Deferral Election, as described in Section 4.4 to record an amount payable to a Participant due to his or her Separation from Service and the year in which payment from such Separation Account will be made. A Participant may establish and maintain at any one time no more than the maximum number of Separation Accounts specified by the Plan Administrator.

2.32
Separation from Service. An Employee incurs a Separation from Service upon termination of employment with the Company. A Director incurs a Separation from Service as of the first day on which he or she no longer performs services for the Company as a Director. The occurrence of a Separation from Service is determined by the Plan Administrator under the facts and circumstances, in accordance with Code Section 409A and the following provisions.

(a)
Leaves of Absence. A Participant remains an Employee or Director during military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six (6) months or such longer period as is provided either by statute or by contract. If the period of leave exceeds six (6) months and the Participant’s right to reemployment after such extended leave is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six (6)-month period. In this regard, a Participant who is an Eligible Employee at the time he or she is placed on disability leave of absence in accordance with the Company’s policies and procedures shall continue to be an Employee and shall not incur a Separation from Service until the earlier of (i) termination of employment, (ii) attainment of age 65, or (iii) the Participant’s death.

(b)
Continuing Services Post-Employment. A former Employee or Director shall not be considered to have terminated employment if he or she continues to provide more than “insignificant services” as defined in Prop. Treas. Reg. Section 1.409A-1(h)(ii).

(c)
Sale of Assets. A Separation from Service shall not include a termination of employment provided under the terms of a sale of assets of the Company or an Affiliate if (i) the purchaser hires the Participant as an employee or other service provider upon the closing of the transaction and (ii) the purchaser assumes the liability under the Plan for payment of such Participant’s Accounts.

Ball Corporation 2005 Deferred Compensation Company Stock Plan

2.33	Substantial Risk of Forfeiture. Substantial Risk of Forfeiture shall have the meaning specified in Prop. Treas. Reg. Section 1.409A-1(d).

2.34
Unforeseeable Emergency. An Unforeseeable Emergency is a severe financial hardship of the Participant or Beneficiary resulting from an illness or accident of the Participant or Beneficiary, the Participant’s or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent (as defined in Code Section 152(a)); loss of the Participant’s or Beneficiary’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary. For example, the imminent foreclosure of or eviction from the Participant’s or Beneficiary’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of a spouse or a dependent (as defined in Code Section 152(a)) may also constitute an Unforeseeable Emergency. Except as otherwise provided in this Section, the purchase of a home and the payment of college tuition are not Unforeseeable Emergencies. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting a distribution under Section 8.3 of the Plan is to be determined by the Plan Administrator based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan.

2.35
Unit. Unit means the Units credited to a Participant’s Accounts pursuant to Article VII. For valuation and distribution purposes, each Unit shall be equivalent to one share of Company Stock as of the applicable Valuation Date. All Deferrals and Company Awards shall be credited to a Participant’s Accounts in Units, or fractional Units, with each Unit having a value equivalent to one share of Company Stock. With respect to any amount credited to a Participant’s Accounts as of January 1 in any year, the number of such credited Units shall be determined by dividing the amount credited to the Participant’s Account (including any related matching contributions) by the closing price of one share of Company Stock indicated in the New York Stock Exchange Composite Listing as of the preceding Business Day. With respect to any amount credited to a Participant’s Accounts (including any related matching contributions) as of any day of the year other than January 1, the number of such credited Units shall be determined based on the closing price of one share of Company Stock indicated in the New York Stock Exchange Composite Listing as of the Business Day on which the Deferral is credited.

2.36
Changes in Capitalization. If there is any change in the number or class of shares of Company Stock through the declaration of a stock dividend or other extraordinary dividends, or recapitalization resulting in stock splits, or combinations or exchanges of

Ball Corporation 2005 Deferred Compensation Company Stock Plan

such shares or in the event of similar corporate transactions, the Units in each Participant’s Deferred Compensation Account shall be equitably adjusted to reflect any such change in the number or class of issued shares of Company Stock or to reflect such similar corporate transaction.

2.37	Valuation Date. Valuation Date shall mean each Business Day selected by the Plan Administrator, in its discretion, for determining the value of Accounts.

Article III
Eligibility and Participation

3.1
Eligibility and Participation. An Eligible Employee becomes eligible to file a Deferral Election upon receipt of notification of eligibility from the Plan Administrator. Such Eligible Employee becomes a Participant upon the earlier to occur of (i) a credit of Company Awards under Article VI or (ii) filing his or her initial Deferral Election in accordance with Article IV. A Director becomes eligible to file a Deferral Election upon acceptance of his or her appointment as a Director.

3.2
Duration. A Participant shall be eligible to defer Compensation and receive allocations of Company Awards, subject to the terms of the Plan, for as long as such Participant is an Eligible Employee or Director. A Participant who is no longer an Eligible Employee but continues to be employed by the Company may not defer Compensation but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Accounts. On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Accounts are greater than zero and during such time may continue to make investment elections under Article VII. An individual shall cease participation in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

3.3
Revocation of Future Participation. Notwithstanding the provisions of Section 3.2, the Plan Administrator may, in its discretion, revoke such Participant’s eligibility to make future deferrals under this Plan. Such revocation will not affect in any manner a Participant’s Accounts or other terms of this Plan.

Article IV
Deferral Elections

4.1
Deferral Elections, Generally. An Eligible Employee or Director shall make a Deferral Election by completing and submitting a deferral agreement during the enrollment periods established by the Plan Administrator and in the manner specified by the Plan Administrator. The Deferral Election shall designate a dollar amount, Unit amount or whole percentage of Compensation to be deferred.

Ball Corporation 2005 Deferred Compensation Company Stock Plan

Deferral Elections are considered to be effective on the date they become irrevocable as of the dates set forth in Section 4.2 unless the form of Deferral Agreement provided by the Plan Administrator specifies an earlier date. Notwithstanding the foregoing, a Deferral Election may be suspended in the event of an Unforeseeable Emergency (regardless of whether a payment is made to the Participant due to such Unforeseeable Emergency). A Deferral Election that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation.

The HR Committee of the Board of Directors, in its sole discretion, may specify the components of Compensation subject to deferral. The Plan Administrator may establish a minimum or maximum deferral amount for each component of Compensation and the timing of submission of Deferral Elections with respect to such Compensation.

4.2	Timing Requirements for Deferral Elections.

(a)
First Year of Eligibility. An Eligible Employee may submit a Deferral Election within thirty (30) days of receipt of the notification of his eligible status under Section 3.1. A Director may submit a Deferral Election within thirty (30) days of accepting his or her appointment as a Director. The Deferral Election described in this paragraph becomes irrevocable on the first day following such 30th day. An Eligible Employee or Director may file a Deferral Election under this Section 4.2(a) only if he or she does not participate in any other “account balance plan” as defined in Prop. Treas. Reg. Section 1.409A-1(c)(i)(A) maintained by the Company or an Affiliate, other than as permitted in Prop. Treas. Reg. Section 1.409A-1(c)(ii).

A Deferral Election filed under this Section 4.2(a) applies to Compensation earned on and after the date the Deferral Election becomes irrevocable. For Compensation that is earned based upon a specified performance period (e.g., over a calendar year), where a Deferral Election is made in the first year of eligibility but after the beginning of the service period, the election will be deemed to apply to Compensation paid for services performed subsequent to the election if the election applies to the portion of the Compensation equal to the total amount of the Compensation for the service period multiplied by the ratio of the number of days remaining in the performance period after the Deferral Election becomes irrevocable over the total number of days in the service period.

Eligibility to submit a Deferral Election during the thirty (30)-day period specified in this Section 4.2(a) shall not preclude an Eligible Employee from also filing any Deferral Elections in accordance with Section 4.2(b) through (g) during or after such thirty (30)-day period.

(b)
Salary and Other Non-Performance-Based Compensation. Subject to the authority of the HR Committee of the Board of Directors to identify deferrable components of Compensation under Section 4.1 and the Plan Administrator’s

Ball Corporation 2005 Deferred Compensation Company Stock Plan

authority to establish maximum and minimum deferrals under Sections 2.16 and 4.1, a Participant may defer salary and other non-Performance-Based Compensation by filing a Deferral Election no later than December 31 of the year prior to the year in which such Compensation is earned. A Deferral Election described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(c)	Performance-Based Compensation. A Deferral Election may be filed with respect to Performance-Based Compensation, provided that:

(1)
the Participant performs services continuously from a date no later than the date upon which the performance criteria for such Performance-Based Compensation are established through a date no earlier than the date upon which the Participant submits a Deferral Election;

(2)
the Deferral Election is submitted at the times and in the manner established by the Plan Administrator, but in no event later than the date that is six (6) months before the end of the performance period during which such Performance-Based Compensation is earned; and

(3)	in no event may an election to defer Performance-Based Compensation be made after such Performance-Based Compensation has become both substantially certain to be paid and readily ascertainable.

A Deferral Election becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date described in paragraph (c)(2).

Nothing in Section 4.2(a) shall preclude an Eligible Employee from filing a Deferral Election in his initial year of eligibility under this Section 4.2(c), even if such election is made later than thirty (30) days after notification of eligibility under Section 3.1.

(d)
Short-Term Deferrals. Compensation that meets the definition of a “short-term deferral” described in Prop. Treas. Reg. Section 1.409A-1(b)(4) may be deferred under a Deferral Election filed not later than twelve (12) months prior to the date on which the substantial risk of forfeiture lapses. The Payment Schedule for such Deferral must specify a commencement date no earlier than five (5) years after the forfeiture restriction lapses.

(e)
Deferral Election With Respect to Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, an election to defer such Compensation may be made on or before the 30th day after the Participant obtains the legally binding right to the

Ball Corporation 2005 Deferred Compensation Company Stock Plan

Compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse. The Deferral Election described in this paragraph becomes irrevocable after such 30th day.

(f)
Deferral Under Non-Elective Arrangement. An arrangement satisfying the requirements of Prop. Treas. Reg. Section 1.409A-2(a)(12) shall be treated as a valid Deferral Election subject to the terms of the Plan if such agreement (i) incorporates the provisions of this Plan document by reference or conduct, (ii) is classified as an “individual account plan” under Code Section 409A, and (iii) otherwise complies with Code Section 409A.

(g)
2005 Elections. The Plan Administrator has the authority, effective January 1, 2005, to allow any or all Participants to make or modify a Deferral Election with respect to deferrals subject to Code Section 409A, which relate all or in part to services performed prior to December 31, 2005. Such election or modification must be filed with the Plan Administrator no later than March 15, 2005.

4.3
“Evergreen” Deferral Elections. The Plan Administrator may provide in the form of Deferral Election that such Deferral Election remain in effect until terminated or modified by the Participant. Such “evergreen” Deferral Elections become effective with respect to an item of Compensation on the date such election becomes irrevocable under Section 4.2. A Participant whose Deferral Election is suspended due to an Unforeseeable Emergency will be required to file a new Deferral Election under this Article IV in order to continue making Deferrals under the Plan.

4.4
Separation Account Elections. A Participant’s Deferral Election may establish one or more Separation Accounts (up to the maximum number of such Accounts established by the Plan Administrator) from which payment will be made due to a Participant’s Separation from Service. The Deferral Election establishing a Separation Account shall specify the Payment Schedule for such Account.

4.5
Unspecified Deferral Allocations. Deferrals that are not allocated to a Separation Account under the terms of a Deferral Election will be allocated to the Separation Account with the earliest payment commencement year. If a Separation Account has not been established, the Plan Administrator shall establish a Separation Account to receive such Deferrals. Subject to the modification rules under Article V, such Account will be payable in a single lump sum in the year following the year in which the Participant’s Separation from Service occurs.

4.6
Deductions from Pay. The Plan Administrator has the authority to determine the payroll practices under which any component of Compensation subject to a Deferral election will be deducted from a Participant’s Compensation.

Ball Corporation 2005 Deferred Compensation Company Stock Plan

Article V
Modifications to Payment Schedules

5.1
Participant’s Right to Modify. Subject to Section 5.2, a Participant may modify the Payment Schedule with respect to an Account, provided such modification complies with the requirements of Sections 5.1(a) and (b).

(a)
Time of Election. The date on which a modification election is submitted to the Plan Administrator must be at least twelve (12) months prior to the January 1 or July 1 on which payment commences under the Payment Schedule in effect prior to modification, and (ii) the date payments commence under the modified Payment Schedule must occur no earlier than five (5) years after the January 1 or July 1 of the year the payment would have commenced under the Payment Schedule in effect prior to the effective date of the modification. Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

(b)
Effective Date. A modification election described in Section 5.1(a) becomes effective on the date that is twelve (12) months after the date the modification is filed with the Plan Administrator. Until such modification election becomes effective, payment will be made in accordance with the Payment Schedule in effect prior to such modification.

(c)
Effect on Other Accounts. An election to modify a Payment Schedule is specific to the Separation Account to which it applies, and shall not be construed to affect the Payment Schedules of any other Accounts.

(d)
Effect of Modification Election Upon Death or Unforeseeable Emergency. A modification election described in this Section shall have no effect on the commencement date of payments due to death or Unforeseeable Emergency.

5.2
Modifications Authorized Under Notice 2005-1, Notice 2006-79, and Proposed Regulations. Notwithstanding any provision of this Plan to the contrary, during calendar years 2005, 2006, and 2007, a Participant may modify any Payment Schedule of any Account without regard to the requirements of Section 5.1(a) and (b); provided, however, that any modification election submitted during 2006 purporting to modify an Account with a Payment Schedule commencing during 2006 or which would cause the commencement date of the Payment Schedule for an Account to be accelerated into 2006 shall be null and void. Similarly, any modification election submitted during 2007 purporting to modify an Account with a Payment Schedule commencing during 2007 or which would cause the commencement date of the Payment Schedule for an Account to be accelerated into 2007 shall be null and void. The Plan Administrator has the authority to prescribe the time and manner under which such modifications may be made.

Ball Corporation 2005 Deferred Compensation Company Stock Plan

Article VI
Company Awards

6.1
Company Awards. The HR Committee of the Board of Directors, or the Plan Administrator if such authority is delegated, may, in its sole and absolute discretion, authorize Company Awards to one, some, or all of the Participant(s) in an amount determined in its sole and absolute discretion. A Company Award may be made at any time during the calendar year and may consist of “matching” contributions. The HR Committee of the Board of Directors or its delegate shall be under no obligation to make contributions to the Plan unless the Company has entered into a separate agreement (such as an employment agreement) to make such contributions.

6.2
Vesting. Company Awards and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Plan Administrator at the time that the Company Award is made. The unvested portion shall be forfeited upon Separation from Service. The Plan Administrator may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Award or restore any forfeiture. Notwithstanding the foregoing, any decision to accelerate vesting with respect to a Participant subject to SEC Rule 16b shall be approved by the HR Committee of the Board of Directors.

Article VII
Valuation of Account Balances; Investments; Earnings

7.1	Initial Crediting of Deferrals to Accounts
(a)
Crediting Deferrals and Dividends. Deferrals of annual incentive awards (and any related matching contributions specified on Schedule A) shall be credited to the applicable Participant Accounts and converted to Units as of the January 1 following the year in which services were performed. Deferrals pertaining to forms of Compensation other than annual incentive awards shall be credited to the applicable Participant’s Accounts as of the day such Compensation otherwise would have been paid and shall be converted to Units as of such date. Dividends shall be credited to the applicable Participant Accounts as of the dividend payment date for Company Stock.

(b)
Conversion to Units. Amounts credited to a Participant’s Account shall be converted to Units. In the case of annual incentive awards and any related matching contributions, the number of Units shall be determined by dividing the amount credited to the Participant’s account on such day by the closing price of one share of Company Stock indicated in the New York Stock Exchange Composite Listing as of the preceding Business Day. For all other Deferrals, Units shall be determined using the closing price on the same day on which the Deferral is credited to the Participant’s Accounts.

Ball Corporation 2005 Deferred Compensation Company Stock Plan

7.2	Investment Options

(a)
Reallocation of Units to Other Investments. Effective January 1, 2007, and subject to implementation, procedures and limitations as specified by the Plan Administrator, a Participant may reallocate Units to other investment options made available by the Plan Administrator (“Investment Funds”), which may include stocks, bonds, mutual fund shares and other investments. The Participant shall specify the Investment Funds in which the reallocated Units will be invested. Units will be valued based on the closing stock price of the Company Stock on the day a reallocation election is made and must be allocated among the Investment Funds in increments of 1%. The Participant’s Unit reallocation will become effective according to procedures adopted by the Plan Administrator.

The Plan Administrator, in its sole discretion, shall be permitted to add or remove Investment Funds from the Plan menu from time to time provided that any such additions or removals of Investments Funds shall not be effective with respect to any period prior to the effective date of such change.

The Participant’s investment allocation constitutes a deemed, not actual, investment among the Investment Funds comprising the investment menu. At no time shall a Participant have any real or beneficial ownership in any Investment Fund included in the investment menu, nor shall the Company or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation. A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balance and the amount of the Company’s corresponding payment obligation under the terms of the Plan.

(b)	Reallocation of Account Balances Not Accounted for as Units

Participants may later reallocate current Account Balances invested in Investment Funds other than Units in increments of 1% by filing a new allocation election at the time and in the form specified by the Plan Administrator. The Participant’s investment allocation will become effective on the same Business Day or, in the case of reallocations received after a time specified by the Plan Administrator, the next Business Day. The allocation election shall apply prospectively to the Account or Accounts identified in the election.

(c)
Payments and Forfeitures. The number of Units or the value of the Participant’s Account Balance shall be reduced to reflect payments and any forfeitures from the applicable Participant Account(s) on such day.

(d)
Earnings. After the adjustments described in (a) through (c) above, a Participant’s Accounts will be adjusted as of the close of business on such day and each subsequent Business Day to reflect the total value of Units credited to such Accounts or, subject to the Plan Administrator’s procedures for valuing

Ball Corporation 2005 Deferred Compensation Company Stock Plan

Accounts, to reflect earnings based upon the Participant’s allocation among the menu of investment options. For Accounts containing Units, the value of Units in such Account shall be determined by multiplying the total number of Units and fractions thereof credited to each Account by the closing price of one share of Company Stock indicated in the New York Stock Exchange Composite Listing as of each Business Day.

Article VIII
Distributions and Withdrawals

8.1
Separation Account Payments. Payments will be made from all Separation Accounts according to the Payment Schedule specified in Section 2.26(a). The amount of the payments will be based on the Separation Account Balance and will be paid in accordance with the provisions of Section 8.4.

8.2
Death Benefit. If payments have commenced from a Participant’s Accounts as of the time of the Participant’s death, the Beneficiary(ies) will continue to receive the remaining payments under the Payment Schedule in effect for such Account. If payments have not commenced from an Account, payment will be made in accordance with the Payment Schedule for a death benefit described in Section 2.26(b).

8.3
Unforeseeable Emergency. A Participant may submit a written request to the Plan Administrator to receive a distribution from his or her vested Account Balance(s) if the Participant experiences an Unforeseeable Emergency. Distributions of amounts in the event of an Unforeseeable Emergency are limited to the extent reasonably needed to satisfy the emergency need which cannot be met with other resources of the Participant. The amount of such distribution shall be subtracted first from the Participant’s Separation Account with the latest payment commencement date until depleted and then from the next latest Separation Accounts.

A withdrawal by a Participant who is a “16b Officer” must be approved by the HR Committee of the Board of Directors.

8.4
Valuation and Payment. Payment of benefits under the Plan will be based on the valuation of the applicable Account Balance as of the Valuation Date specified by the Plan Administrator in its discretion. Balances that are valued in Units shall be paid in Company Stock with one share distributed for each Unit credited. All fractional Units, and all Balances that are valued with reference to an Investment Fund, will be payable in cash.

Payment is treated as made upon the payment commencement date under the applicable Payment Schedule if the payment is made on or after such date in the same calendar year or, if later, by the 15th day of the third calendar month following the date specified under the arrangement. If a calculation of the amount of the payment is not administratively

Ball Corporation 2005 Deferred Compensation Company Stock Plan

practical due to events beyond the control of the Participant, the payment will be treated as made upon the date specified under the Payment Schedule if the payment is made during the first calendar year in which the payment becomes administratively practicable.

8.5
Installments; Declining Balance Calculation. If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b):

(a)	equals the Account Balance as of the Valuation Date and

(b)	equals the remaining number of installment payments.

8.6
“De Minimis Account” Balance. Any provision in this Plan to the contrary notwithstanding, payment to a Participant or Beneficiary will be made in a single lump sum, provided (i) the payment accompanies the entirety of the Participant’s interest in the Plan and all similar arrangements that constitute a nonqualified deferred compensation arrangement under Prop. Treas. Reg. Section 1.409A-1(c); (ii) the payment is made on or before the later of December 31 of the calendar year in which occurs the Participant’s Separation from Service, or the 15th day of the third month following the Participant’s Separation from Service; and (iii) the payment is not greater than $25,000. Any Payment Schedule contrary to the provisions of this Section 8.6 shall be null and void.

8.7
Domestic Relations Order. Notwithstanding any benefit, Payment Schedule or other provision of this Plan regarding the time and form of payment, the Plan Administrator may pay all or a portion of a Participant’s Accounts to an “alternate payee” as specified under the terms of a domestic relations order (defined in Code Section 414(p)(1)(B)). If a time or form of payment is not specified in such order, payment will be made to such alternate payee(s) in a single lump sum as soon as is administratively practical following the Plan Administrator’s determination that the order meets the requirements of this Section 8.7.

8.8	Permissible Payment Delays. The Company may delay any payment to a Participant upon the Plan Administrator’s reasonable anticipation of one or more of the following:

(a)	The Company’s income tax deduction with respect to such payment would be limited or eliminated by application of Code Section 162(m); or

(b)
Making such payment would violate a term of a loan agreement to which the Company or an Affiliate is a party, or other similar contract to which the Company, or an Affiliate, is a party, and such violation would cause material harm to the Company or an Affiliate; or

(c)	Making such payment would violate federal securities laws or other applicable law.

Ball Corporation 2005 Deferred Compensation Company Stock Plan

Article IX
Administration

9.1
Plan Administration. This Plan shall be administered by the Deferred Compensation Committee of the Company which shall act as the Plan Administrator. The Plan Administrator shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Plan Administrator and resolved in accordance with the claims procedures in Article XII. The Plan Administrator may exercise such additional powers and authority as may be delegated to the Plan Administrator by the HR Committee of the Board of Directors and such powers as are conferred under the terms of the Plan.

9.2
Administration Upon Change in Control. Upon a Change in Control the members of the HR Committee of the Board of Directors, as constituted immediately prior to such Change in Control, shall act as the Plan Administrator.

Upon such Change in Control, the management of the successor to the Company may not act, directly or indirectly, to remove the Plan Administrator, unless 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Plan Administrator. The individual who was the Chief Executive Officer of the Company (or if such person is unable or unwilling to act, the next highest ranking officer) prior to the Change in Control shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Plan Administrator in lieu of the members of the HR Committee of the Board of Directors. Notwithstanding the foregoing, neither the members of the HR Committee of the Board of Directors nor the officer described above shall have authority to direct investment of trust assets under any rabbi trust described in Section 11.2.

The members of the HR Committee of the Board of Directors, acting as the Plan Administrator, shall have the exclusive authority to interpret the terms of the Plan and resolve claims under the claims procedure (except appeals brought by a Participant or Beneficiary).

The successor organization to the Company shall, with respect to the individuals acting as the Plan Administrator identified under this Section, (i) pay all reasonable expenses and fees of the Plan Administrator, (ii) indemnify the Plan Administrator (including individual members of the HR Committee of the Board of Directors) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Plan Administrator hereunder, except with respect to matters resulting from the Plan Administrator’s gross negligence or willful misconduct and (iii) supply full and timely information to the Plan Administrator on all

Ball Corporation 2005 Deferred Compensation Company Stock Plan

matters related to the Plan, any rabbi trust, Participants, Beneficiary(ies) and Accounts as the Plan Administrator may reasonably require.

9.3
Withholding. The Company shall have the right to withhold any taxes required by law to be withheld in respect of payments from the Plan or Deferrals to the Plan, either from the payments made or from Compensation not deferred to the Plan.

9.4
Indemnification. The Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which it delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Plan Administrator, the HR Committee of the Board of Directors and their agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Company. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

9.5	Expenses. The direct out of pocket expenses of administering the Plan shall be paid by the Company.

9.6
Delegation of Authority. In the administration of this Plan, the Plan Administrator may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company.

9.7
Binding Decisions or Actions. The decision or action of the Plan Administrator in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Article X
Amendment and Termination

10.1
Amendment and Termination. The Plan is intended to be permanent, but the HR Committee of the Board of Directors of the Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Section 10.1

(a)	Amendments. The Company, by action taken by the HR Committee of the Board of Directors, may amend the Plan at any time, provided that any such amendment

Ball Corporation 2005 Deferred Compensation Company Stock Plan

shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to vested Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant. The HR Committee of the Board of Directors of the Company may delegate to the Plan Administrator the authority to amend the Plan without the consent of the Board of Directors of the Company for the purpose of (i) conforming the Plan to the requirements of law, (ii) to facilitate administration, (iii) to clarify provisions based on the Plan Administrator’s interpretation of the document and (iv) to make such other amendments as the Board may authorize.

(b)
Termination. The Company, by action taken by the HR Committee of the Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum under the following conditions:

(1)
Company’s Discretion. The Company may terminate the Plan in its discretion, provided that (i) all arrangements sponsored by the Company that would be aggregated with any terminated arrangement under Prop. Treas. Reg. Section 1.409A-1(c) if the same Participant participated in all of the arrangements, are terminated; (ii) no payments other than payments that would be payable under the terms of the arrangements if the termination had not occurred are made within twelve (12) months of the termination of the arrangements; (iii) all payments are made within twenty-four (24) months of the termination of the arrangements; and (iv) the Company or its Affiliates do not adopt a new arrangement that would be aggregated with any terminated arrangement under Prop. Treas. Reg. Section 1.409A-1(c) if the same Participant participated in both arrangements, at any time within five (5) years following the date of termination of the arrangement.

(2)
Change in Control. The Company may terminate the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control (as defined in Prop. Treas. Reg. Section 1.409A-2(g)(4)(i)). For purposes of this paragraph, a Change in Control shall be defined as provided in Prop. Treas. Reg. Section 1.409A-2(g)(4)(i). The Plan is considered terminated under this paragraph only if all substantially similar arrangements are terminated, and all participants under such arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of such arrangements.

(3)
Dissolution; Bankruptcy Court Order. The Company may terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 403(b)(1)(A), provided that the vested Account

Ball Corporation 2005 Deferred Compensation Company Stock Plan

Balances are included in Participants’ gross incomes in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

10.2
Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Plan Administrator, pursuant to its authority to interpret the Plan, may sever from the Plan or any Deferral Election any provision or exercise of a right that otherwise would result in a violation of Code Section 409A. If, after application of the preceding sentence, the Plan Administrator determines that a Participant’s Accounts are taxable or if such Participant receives a notice of deficiency from the Internal Revenue Service due to a violation of Code Section 409A, such Participant will receive payment from his or her Accounts in a single lump sum. The amount of the payment shall not exceed the lesser of (i) the Participant’s Account Balance or (ii) an amount equal to the amount of income included in taxable income as a result of such violation, plus an additional amount, to the extent permissible under Treasury Department regulations, for penalties under Code Section 409A, other taxes and interest or other costs. Payment under this Section 10.2, including the amount of any taxes, penalties, interest or other costs, shall be applied against the Participant’s Accounts and shall constitute fulfillment of the Company’s payment obligation to such Participant under the Plan to the extent of any such payments.

Article XI
Informal Funding

11.1
General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Company, an Affiliate, or a trust described in Section 11.2. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company or an Affiliate. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company or its Affiliates and any Employee, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments from the Company hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

11.2
Rabbi Trust. The Company or an Affiliate may, at its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Company or from the assets of any such rabbi trust. Payment from any such source shall reduce the Company’s obligation to the Participant or Beneficiary under the Plan.

Ball Corporation 2005 Deferred Compensation Company Stock Plan

Article XII
Claims

12.1
Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Plan Administrator which shall make all determinations concerning such claim. Any claim filed with the Plan Administrator and any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (Claimant).

12.2
In General. Notice of a denial of benefits will be provided within ninety (90) days of the Plan Administrator’s receipt of the Claimant’s claim for benefits. If the Plan Administrator determines that it needs additional time to review the claim, the Plan Administrator will provide the Claimant with a notice of the extension before the end of the initial ninety (90)-day period. The extension will not be more than ninety (90) days from the end of the initial ninety (90)-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Plan Administrator expects to make a decision.

12.3
Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (i) cite the pertinent provisions of the Plan document and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

12.4
Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Plan Administrator. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Plan Administrator. All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Plan Administrator may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)
In General. Appeal of a denied benefits claim must be filed in writing with the Plan Administrator no later than sixty (60) days after receipt of the written notification of such claim denial. The Plan Administrator shall make its decision

Ball Corporation 2005 Deferred Compensation Company Stock Plan

regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)
Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(c)	Claims Appeals Upon Change in Control. Upon a Change in Control, the Plan Administrator, as constituted immediately prior to such Change in Control, shall continue to act as the Plan Administrator.

Upon such Change in Control, the Company may not remove any member of the Plan Administrator, but may replace resigning members if 2/3rds of the members of the Board of Directors of the Company and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Plan Administrator shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

The Company shall, with respect to the Plan Administrator identified under this Section, (i) pay all reasonable expenses and fees of the Plan Administrator, (ii) indemnify the Plan Administrator (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Plan Administrator hereunder, except with respect to matters resulting from the Plan Administrator’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Plan Administrator on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Plan Administrator may reasonably require.

Ball Corporation 2005 Deferred Compensation Company Stock Plan

12.5
Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Company shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section 11.2, the Participant or Beneficiary may file a claim directly with the trustees for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance and will be in included in determining the Company’s trust funding obligation under Section 11.2.

12.6
Discretion of Plan Administrator. All interpretations, determinations and decisions of the Plan Administrator with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

Article XIII
General Conditions

13.1
Anti-Assignment Rule. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary, except as provided in Section 8.7.

13.2
No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company or any of its subsidiaries or affiliated companies. The right and power of the Company to dismiss or discharge an Employee is expressly reserved. Notwithstand-ing the provisions of Section 10.2, the Company makes no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiary(ies) resulting from a deferral of income pursuant to the Plan.

13.3
No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between an Employee and the Company or a Director and the Company or any of its subsidiaries or affiliated companies.

Ball Corporation 2005 Deferred Compensation Company Stock Plan

13.4
Notice. Any notice or filing required or permitted to be delivered to the Plan Administrator under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Plan Administrator. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

Ball Corporation
10 Longs Peak Drive
Broomfield, CO 80021
Attn: Deferred Compensation Plan Administrator

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5	Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6
Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Plan Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7	Governing Law. To the extent not preempted by ERISA, the laws of the State of Indiana shall govern the construction and administration of the Plan.

Schedule A

Company Matching Contributions

Until modified by the HR Committee of the Board of Directors, Company Award includes Company matching contributions. Such contributions shall be an additional credit to a Participant’s Accounts, which shall equal 20% of Deferrals credited to an Account during a calendar year. The maximum Company Matching Contribution credited to a Participant’s Deferred Compensation Account in a calendar year shall be $20,000.

Company matching contributions shall be 100% vested at all times.

Schedule B

Eligible Employees

Until modified by the HR Committee of the Board of Directors, Eligible Employees will be defined as a current Employee of the Company with an Economic Value Added (EVA) Incentive Compensation (I.C.) participation level of 20% or higher and any non-employee member of the Company’s Board of Directors.

Schedule C

Reallocation of Units to Other Investments

Until modified by the HR Committee of the Board of Directors, Units may be reallocated to other Investment Funds made available by the Plan Administrator subject to the following rules:

•	Deferrals and Company Matching Contributions will be invested automatically in Units, as provided in the Plan.
•
50% of the amounts deferred and invested as Units will be credited and held in an account(s) until Separation of Service. Units in this account(s) are not eligible for reallocation to other Investment Funds during the Participant’s service with the Company.

•
The other 50% of the amounts deferred and invested as Units will be credited to other accounts as elected by the Participant. During each year, the Participant may reallocate up to 50% of the preceding December 31 Unit balance of such accounts among other Investment Funds in accordance with procedures and limitations as specified by the Plan Administrator.

•	Units derived from any Company Matching Contributions will be credited to the account(s) that must remain invested in Units until Separation of Service.
•
Participants who have attained age 55 upon Separation of Service may reallocate any remaining Units in any account (including any Units derived from Matching Contributions) among other Investment Funds in accordance with procedures and limitations as specified b the Plan Administrator.

•
At time of distribution, any balances invested in Units will continue to be paid under the payment schedules specified in the Plan and the Participant’s elections in the form of Company Stock. Any balances invested in Investment Funds will be paid in the form of cash.

The implementation, procedures and limitations for the Reallocation of Units to Other Investments will be specified by the Plan Administrator.